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Exhibit 99.9

Arena Pharmaceuticals, Inc. 2020 Long-Term Incentive Plan

Nonqualified Stock Option Grant Agreement for Non-Employee Directors

THIS GRANT AGREEMENT (this “Agreement”), effective as of _________________ (the “Grant Date”), is entered into by and between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ____________ (the “Participant”).

1.Grant of Options. The Company hereby grants to the Participant a non-qualified stock option (the “Option”) to purchase ________ shares of common stock of the Company, par value $0.0001 per share (the “Shares”), at the exercise price of $_____ per Share (the “Exercise Price”).  The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

2.Subject to the Plan.  This Agreement is subject to the provisions of the Arena Pharmaceuticals, Inc. 2020 Long-Term Incentive Plan (the “Plan”), and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan.  In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.Term of Options. Unless the Option terminates earlier pursuant to the provisions of this Agreement, the Option shall expire on the seventh anniversary of the Grant Date.

4.Vesting. Except as otherwise provided in Sections 6(b) or (c) of this Agreement, provided the Participant is then a Director, an Employee or a Consultant, the Option shall become vested and exercisable on the following dates:

Vest Date	Vested Options

5.Exercise of Option

(a)Manner of Exercise. To the extent vested, the Option may be exercised, in whole or in part, by delivering written notice to the Company in accordance with paragraph (f) of Section 8 in such form as the Company may require from time to time, or through such other means as permitted by the Company. Such notice shall specify the number of Shares subject to the Option as to which the Option is being exercised, and shall be accompanied by full payment of the Exercise Price of such Shares in a manner permitted under the terms of Section 5.5 of the Plan, except that payment with previously acquired Shares may only be made with the consent of the Committee.  The Option may be exercised only in multiples of whole Shares and no partial Shares shall be issued.

1.

(b)Issuance of Shares. Upon exercise of the Option and payment of the Exercise Price for the Shares as to which the Option is exercised, the Company shall issue to the Participant the applicable number of Shares in the form of fully paid and nonassessable Shares.

(c)Capitalization Adjustments. The number of Shares subject to the Option and the exercise price per Share shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

(d)Withholding.  No Shares will be issued on exercise of the Option unless and until the Participant pays to the Company, or makes satisfactory arrangement with the Company for payment of, any federal, state or local taxes required by law to be withheld in respect of the exercise of the Option.  The Participant hereby agrees that the Company or an Affiliate, as applicable, may withhold from the Participant’s wages or other remuneration the applicable taxes.  At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on exercise of the Option, up to the Participant’s maximum statutory withholding rate or such other rate that will not trigger a negative accounting impact.

6.Termination of Option.

(a)Termination of Service Other Than Due to Death or Disability. Unless the Option has earlier terminated, the Option shall terminate in its entirety, regardless of whether the Option is vested, three (3) years after the date the Participant ceases to be in the continuous service of the Company or an Affiliate as any of a Director, an Employee or a Consultant, for any reason other than the Participant’s death or Disability or, if earlier, at the end of the term of the Option pursuant to Section 3 or Section 7. Except as provided below in Section 6(b) or (c), any portion of the Option that is not vested at the time the Participant ceases to be in the continuous service of the Company or an Affiliate as any of a Director, an Employee or a Consultant, shall immediately terminate.  The Company shall have the sole authority to determine when the Participant ceases to be in the continuous service of the Company or an Affiliate for purposes of the Option, in accordance with the terms of the Plan, and such determination shall be final, conclusive and binding.

(b)Death. Upon the Participant’s death, unless the Option has earlier terminated, and to the extent the Option is not fully vested the Option shall become fully vested and exercisable. The Participant’s executor or personal representative, the person to whom the Option shall have been transferred by will or the laws of descent and distribution, or such other permitted transferee, as the case may be, may exercise the Option in accordance with paragraph (a) of Section 5, provided such exercise occurs within three (3) years after the date of the Participant’s death or the end of the term of the Option pursuant to Section 3 or Section 7, whichever is earlier.

(c)Disability. In the event that the Participant ceases to be in the continuous service of the Company or an Affiliate as any of a Director, an Employee or a Consultant by reason of Disability, unless the Option has earlier terminated, (i) the Option shall become fully vested and exercisable and (ii) the Option may be exercised, in accordance with paragraph (a) of Section 5, provided such exercise occurs within (x) three (3) years after the date of Disability or (y) the end of the term of the Option pursuant to Section 3 or Section 7, whichever of (x) and (y) is earlier.

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For purposes of this Agreement, “Disability” shall mean the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.

(d)Extension of Exercise Period.  Notwithstanding any provisions of paragraphs (a), (b) or (c) of this Section to the contrary, in the sole determination of the Committee, if exercise of the Option following termination of employment or service during the time period set forth in the applicable paragraph or sale during such period of the Shares acquired on exercise would violate (i) the registration requirements under the Securities Act, (ii) any of the provisions of the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto), or (iii) a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the time period to exercise the Option shall be extended until the later of (a) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s continuous services to the Company (or an Affiliate) during which the exercise of the Option or sale of the Shares acquired on exercise would not be in violation of any of such registration requirement, the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto), or lock-up agreement, and (b) the end of the time period set forth in the applicable paragraph, but in either case, not beyond the term of the Option pursuant to Section 3.

7.Change in Control; Corporate Transaction.

(a)Vesting Upon a Change in Control.  In the event of a Change in Control, if the Participant is in in the continuous service of the Company or an Affiliate as any of a Director, an Employee or a Consultant as of immediately prior to the Change in Control, the Option shall become fully vested and exercisable immediately prior to the Change in Control.

(b)Effect of Change in Control on Option.  In the event of a Change in Control, the Surviving Corporation or the Parent Corporation, if applicable, may assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control).   In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does not assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), the Option shall terminate on the date of the Change in Control.  In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, assumes, continues or substitutes for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control) the Option may be exercised by the Participant at any time until the first anniversary of the date the Participant ceases to be in the continuous service of the Company or an Affiliate as any of a Director, an Employee or a Consultant or the end of the term of the Option pursuant to Section 3, whichever is earlier.  For purposes of this paragraph, if the Company is the Surviving Corporation or the Parent Corporation, if applicable, it shall be deemed to have assumed the Option unless it takes explicit action to the contrary.  For purposes of this Agreement, “Change in Control” shall have the same

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meaning as set forth in the Plan, except that it shall also include the occurrence of any other event that the Board determines by an approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, if on the date of the Change in Control the Fair Market Value of one Share is less than the Exercise Price, then the Option shall terminate as of the date of the Change in Control, except as otherwise determined by the Committee.

(c)Effect of Corporate Transaction on Option.  In the event of a Corporate Transaction that is not a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction).  In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding Section 11 of the Plan and paragraph (a) of this Section, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), then the Option shall (i) become fully vested and exercisable immediately prior to the Corporate Transaction if the Participant is then a Director, an Employee or a Consultant, and (ii) terminate on the date of the Corporate Transaction.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.  Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.

8.Miscellaneous.

(a)No Rights of a Stockholder. The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to this Option until such Shares have been issued upon the due exercise of the Option.

(b)Nontransferability of Option. Except to the extent and under such terms and conditions as determined by the Committee or its authorized designee, the Option shall be nontransferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant, the Option may be exercised only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the Participant’s death, shall thereafter be entitled to exercise the Option.

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(c)Severability.  The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable (or, if applicable, to the extent necessary to comply with the change in the law or regulation), and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

(d)Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

(e)Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered at the time and on the date on which the same is postmarked.

Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.
6154 Nancy Ridge Drive
San Diego, California 92121
Attention:  Chief Financial Officer

With a copy to: General Counsel

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records.  The Company or the Participant may by writing to the other party, designate a different address for notices.  If the receiving party consents in advance, notice may be transmitted and received via facsimile or via such other electronic transmission mechanism as may be available to the parties.  Such notices shall be deemed delivered when received.

(g)Agreement Not a Contract.  This Agreement (and the grant of the Option) is not a service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as a Director, an Employee or a Consultant, or of the Company or an Affiliate to continue Participant’s service as a Director, an Employee or a Consultant.  Participant’s service is subject to termination by the Company or an Affiliate, as applicable, at any time, with or without cause or notice.

(h)Entire Agreement; Modification. Except as provided in the next sentence, this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement signed by both parties. This Agreement and Plan may be modified or superseded by the specific provisions, if any, of a written agreement, plan or other arrangement (regardless of

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whether entered into or established before, concurrently or after the date of this Agreement) of the Company (or an Affiliate) that is applicable to the Participant, to the extent such an agreement, plan or other arrangement provides a greater benefit to the Participant and otherwise does not cause the payments hereunder to fail to comply with the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

ARENA PHARMACEUTICALS, INC.

By:_____________________________________

________________________________________

Participant

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